Exhibit 10.4

To: Rima Alameddine

From: Tom Jones, Chief People Officer

Date: October 26, 2022

Re: Employment Offer

We are excited to offer you the position of Chief Revenue Officer at IonQ, Inc. (“Company”) reporting to Peter Chapman. Your anticipated start date is December 5, 2022 (the “Start Date”). This position will be remote.

Compensation

Base salary: For service rendered, your salary is $400,000 on an annualized basis, paid on the Company’s regular payroll dates.

Bonus Incentives: You are eligible for two annual bonuses including an executive company performance-based bonus and a sales bonus based on achievement for meeting annual revenue and/or new bookings targets.

The annual executive bonus for which you are eligible will be 50% of your salary at target ($200,000) for meeting a defined set of executive team performance goals and metrics set annually by the Board of Directors (the “Board”). The annual sales bonus for which you are eligible will be 50% of your salary at target ($200,000) for meeting specific annual revenue and/or bookings numbers set annually by the Board of Directors. The actual executive bonus and sales bonus will be determined by the Board in its sole discretion and may be above or below the target and may be zero.

Signing Bonus: You are also eligible for a cash retention bonus in the amount $600,000, earned semi-monthly and paid in 24 substantially equal installments on the Company’s regular semi-monthly payroll dates during the first 12 months of employment, provided you remain employed through the payment date.

Your salary and any bonuses will be paid in accordance with our normal payroll procedures and will be subject to all applicable taxes and other withholdings. Your position is considered an exempt, salaried position for purposes of federal wage and hour law. Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. We have attached a summary of our current benefits package for you to review.

Equity

Subject to the approval by the Company’s Board of Directors (the “Board”) or an authorized committee of the Board, on or after you commence employment, you will receive a restricted stock unit (“RSU”) award and an stock option to purchase shares of common stock (“Option”), provided that you remain continuously employed by the Company through the date of the grants and associated vesting schedules.

The RSU grant is anticipated to be 720,000 shares. The Option grant is anticipated to be an option to purchase 1,038,000 shares. The final number for each award will be determined by the Board or an authorized committee in its discretion.

The terms and conditions of your awards, including the vesting schedules, expiration dates and other material terms, are set forth in the Company’s Comprehensive Long-Term Incentive Plan (the “Plan”) and the Company’s standard form of restricted stock unit and option award agreements and grant notices. To accept the awards, you must execute the appropriate award agreements and grant notices.

The RSUs and Options will be subject to vesting, with 25% vesting on the first quarterly vesting date (December 10, 2023) following your first employment anniversary, and the remainder vesting quarterly in approximately equal numbers thereafter for three years, subject in each case to your continued employment on each such vesting date.

Severance/Change in Control

You will be eligible to participate on the same basis as similarly situated employees in the Company’s Change in Control Severance Plan and Summary Plan Description.

Authorization to Work

The offer is contingent upon your meeting the eligibility requirements for employment in the United States. For purposes of federal immigration law, you must provide IonQ sufficient documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

No Breach of Obligations to Prior Employers

In addition, your employment with the Company is conditioned upon: (1) your not having any employment or non-compete agreements that will prevent you from accepting and performing the duties of this position at IonQ; By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with The Company.

Other Contingencies

This offer is also contingent on your execution of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“CIIA”), a copy of which is attached for your review, signature and return to IonQ with your executed offer letter; and successful completion of a background check, in accordance with applicable federal, state and local laws. Please find the forms authorizing the background check and complete and return them when you return this offer letter. This offer will be withdrawn if any of the conditions set forth is Sections 4, 5 and 6 are not satisfied. Unless and until all such steps have been completed, this offer of employment may be withdrawn.

Governing Law and Arbitration

This Agreement will be governed by the substantive laws of the State of Maryland. In the unlikely event of a dispute between Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. Arbitration will be held in Baltimore, Maryland, in front of a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under applicable workers' compensation laws or to enforcement of the CIAA. Company will pay the costs of the arbitrator in any such arbitration.

At Will Employment

Your employment with IonQ is at will and either you or IonQ may terminate your employment with the Company at any time for any reason in your, or our, discretion, with or without advance notice and with or without cause.

Entire Agreement

By signing this letter, you acknowledge that the terms described in this letter, together with the (use CIIA attached hereto, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged, or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

The Company’s offer of employment will remain open until October 31, 2022 and it will expire on that date if not accepted. Please indicate your acceptance of this offer by signing below and returning to me along with the executed CIIA.. We look forward to welcoming you to IonQ and working together with you to foster Company growth and success, professional development, and personal satisfaction and achievement. Please contact Tom Jones if you have any questions or concerns.

/s/ Tom Jones

Tom Jones

Chief People Officer

10/27/2022

Date Signed

I have read and accept this offer of employment

/s/ Rima Alameddine

Employee Signature

11/2/2022

Employee Date Signed

Attachment: Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement